Exhibit 99.1

National Financial Partners Announces Second Quarter 2009 Results

Continued Progress in Expense & Debt Reductions

Financial Highlights*	2Q 2009	2Q 2008	% Change	YTD 2009	YTD 2008	% Change
(Dollars in millions, except per share data)
Revenue	$224.2	$287.5	-22.0%	$441.2	$573.9	-23.1%
Gross Margin %	18.1%	18.2%		17.5%	17.7%
Net income (loss)	10.0	8.9	12.4%	(505.8)	17.4	NM
Net income (loss) per diluted share	0.23	0.22	4.5%	(12.48)	0.42	NM
Cash earnings	26.4	25.1	5.2%	44.5	49.3	-9.7%
Cash earnings per diluted share	$0.62	$0.61	1.6%	$1.06	$1.20	-11.7%
Organic revenue growth/decline	-21.9%	-3.7%		-21.3%	0.7%
Organic gross margin growth/decline	-22.1%	-17.2%		-22.5%	-10.4%

*This summary includes financial measures not calculated based on generally accepted accounting principles.

NM indicates amount not meaningful

NEW YORK, NY – August 4, 2009 – National Financial Partners Corp. (NYSE: NFP), a network of independent financial advisors specializing in corporate and executive benefits, life insurance and wealth transfer, and financial planning and investment advisory services, today reported financial results for the second quarter ended June 30, 2009.

NFP reported second quarter 2009 net income of $10.0 million, or income of $0.23 per diluted share, compared with net income of $8.9 million, or income of $0.22 per diluted share, in the second quarter of 2008. Second quarter 2009 cash earnings was $26.4 million, or $0.62 per diluted share, compared with $25.1 million, or $0.61 per diluted share, in the second quarter of 2008. Cash earnings grew primarily as a result of $5.5 million in key-person life insurance proceeds and lower commissions and fees, operating, management fees and general and administrative expenses, offset in part by a decline in revenue. Excluding the key-person life insurance proceeds, cash earnings per diluted share was $0.49 in the second quarter of 2009. (Cash earnings is a non-GAAP measure, which the Company defines as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense. A full reconciliation of net income to cash earnings is provided in the attached tables.)

Jessica Bibliowicz, chairman, president and chief executive officer, said, “We continue to focus on our expense reduction efforts, driving solid cash flow and significantly reducing debt outstanding. As a result, during the second quarter, gross margin percentage remained largely constant, despite the decline in revenue, and the amount outstanding under NFP's credit facility was reduced by more than 20%.”

Ms. Bibliowicz continued, “Organic revenue increased slightly at group benefits firms, our largest product category. However, our life insurance businesses continued to be impacted by difficult market conditions and accounted for the majority of the organic revenue decline during the second quarter.”

As of June 30, 2009, the Company had $115.0 million outstanding under its credit facility. The second quarter 2009 consolidated leverage ratio (as defined in the amended credit facility) was 2.5x, well below the maximum consolidated leverage ratio allowable for the quarter of 3.25x.

Compared with the corresponding prior year period, organic gross margin declined 22.1% in the second quarter of 2009. The decrease resulted from a decline in revenue largely offset by lower expenses for firms included in the organic growth/decline calculation. The organic metrics generally encompass firms that were owned by NFP for at least four full quarters at the beginning of the second quarter of 2009.  As of the second quarter of 2009, the Company refers to its “same store” metrics as organic metrics. There are no changes to the corresponding definitions. More detailed definitions and financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Second Quarter Results

Revenue decreased $63.3 million, or 22.0%, to $224.2 million in the second quarter of 2009 from the prior year period. The decrease was driven by an organic revenue decline of $47.2 million, or 21.9%, to $168.1 million. Over 75% of the organic revenue decline was concentrated in firms that specialize in life insurance. The Company’s Austin, Texas-based facility, which includes NFP Insurance Services, Inc., a licensed insurance agency and marketing organization, and NFP Securities, Inc., a registered broker-dealer, experienced a revenue decline of $16.8 million, or 23.5%, to $54.5 million. In addition, dispositions accounted for $1.4 million of the quarterly decrease. The revenue declines were offset in part by $2.7 million of revenue growth from firms acquired subsequent to the start of the second quarter of 2008 as well as adjustments for intercompany eliminations.

Gross margin before management fees was $70.5 million in the second quarter of 2009, a decrease of $22.6 million, or 24.3%, from the prior year period. Gross margin, which includes management fees as a component of cost of services, was $40.5 million in the second quarter of 2009, a decrease of $11.8 million, or 22.6%, from the prior year period.

As a percentage of revenue, second quarter gross margin declined slightly to 18.1% from 18.2% in the prior year period, despite the revenue decline. Higher operating expenses as a percentage of revenue were offset by lower variable costs, which include commissions and fees and management fees expenses. In absolute terms, operating expenses declined 9.2% in the second quarter of 2009 compared with the prior year period largely due to expense reduction initiatives. Management fees as a percentage of gross margin before management fees declined to 42.5% in the second quarter of 2009 from 43.8% a year ago largely due to lower firm earnings.

General and administrative expense decreased $4.0 million, or 24.7%, to $12.2 million in the second quarter of 2009 compared with the prior year period. The decrease was largely the result of previous headcount reductions and management’s continued efforts to reduce other expenses.

In the second quarter of 2009, impairment of goodwill and intangible assets was $2.9 million and related to nine firms. The Company generally evaluates the value of its intangible assets on a quarterly basis.

Net interest and other included $5.5 million in proceeds from key-person life insurance. The Company maintains key-person life insurance on certain of its principals for risk management purposes.

The tax rate was 37.5% in the second quarter of 2009, lower than the typical combined federal and state tax rates largely due to the non-taxable nature of key-person life insurance proceeds received during the quarter and a tax benefit from dispositions.

Earnings Conference Call & Presentation

The Company will conduct its second quarter 2009 earnings conference call and audio webcast on August 5, 2009, from 8:00 to 9:00 a.m. (ET).  The conference call will be available live via telephone and the Internet.  To access the call, dial (617) 213-8836 (when prompted, callers should provide the access code “NFP”).  The conference call and webcast will be accompanied by a presentation.  The presentation will be available for electronic download on the Company’s Web site approximately one hour before the conference call and webcast is scheduled to begin.  The presentation may also be viewed automatically upon connecting to the webcast.  To listen to the conference call over the Internet, visit www.nfp.com/ir.  The conference call will be available for replay via telephone and Internet for a period of 90 days.  To listen to a replay of the conference call via telephone, dial (888) 286-8010.  The access code for the replay is 6010224.  To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share, gross margin before management fees and percentages or calculations using these measures. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings is defined as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense. A full reconciliation of net income to cash earnings is provided in the attached tables. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for net income and net income per diluted share, respectively. Gross margin before management fees should not be viewed as a substitute for gross margin. A full reconciliation of these non-GAAP measures to their GAAP counterparts is provided in the Company’s quarterly financial supplement for the quarter ended June 30, 2009, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and companies. NFP is headquartered in New York and operates a distribution network of over 165 owned firms. For more information, please visit www.nfp.com.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "project," "will," "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s ability, through its operating structure, to respond quickly to regulatory, operational or financial situations impacting its firms; (2) the Company’s ability to manage its business effectively and profitably through the principals of its firms; (3) a recessionary economic environment, resulting in fewer sales of financial products or services, including rising unemployment which could impact group benefits sales based on reduced headcount, the availability of credit in connection with the purchase of such products or services, consumer hesitancy in spending or the insolvencies of or difficulties experienced by the Company’s clients, insurance companies or financial institutions; (4) the occurrence of events or circumstances that could be indicators of impairment to goodwill and intangible assets which require the Company to test for impairment, and the impact of any impairments that the Company may take; (5) the impact of the adoption or modification of certain accounting treatments or policies and changes in underlying assumptions relating to such treatments or policies (including with respect to impairments), which may lead to adverse financial results; (6) NFP’s success in acquiring and retaining high-quality independent financial services distribution firms and various factors inhibiting the Company’s ability to acquire and retain firms; (7) the performance of the Company’s firms following acquisition; (8) changes in interest rates or general economic conditions and credit market conditions, including changes that adversely affect NFP’s ability to access capital, such as the global credit crisis that began in 2007; (9) adverse developments or volatility in the markets in which the Company operates, resulting in fewer sales of financial products and services, including those related to compensation agreements with insurance companies and activities within the life settlements industry; (10) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock, recent uncertainty in the U.S. financial markets or the dilutive impact of any capital-raising efforts to finance operations or business strategy; (11) any losses that NFP may take with respect to firm dispositions, firm restructures or otherwise; (12) the continued availability of borrowings and letters of credit under NFP’s credit facility and NFP’s ability to manage its indebtedness and capital structure; (13) adverse results or other consequences from litigation, arbitration, regulatory investigations or compliance initiatives, including those related to business practices, compensation agreements with insurance companies, policy rescissions or chargebacks, regulatory investigations or activities within the life settlements industry; (14) uncertainty in the financial services, insurance and life settlement industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation; (15) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers and the uncertain impact of proposals for legislation regulating the financial services industry; (16) the reduction of the Company’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions; (17) changes in laws, including the elimination or modification of the federal estate tax, changes in the tax treatment of life insurance products, or changes in regulations affecting the value or use of benefits programs, such as government-sponsored insurance programs or other healthcare reform, which may adversely affect the demand for or profitability of the Company’s services; (18) developments in the availability, pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in the Company’s relationships with insurance companies; (19) changes in premiums and commission rates or the rates of other fees paid to the Company’s firms, including life settlements and registered investment advisory fees; (20) the occurrence of adverse economic conditions or an adverse regulatory climate in New York, Florida or California; (21) the loss of services of key members of senior management; (22) the availability or adequacy of errors and omissions insurance or other types of insurance coverage protection; and (23) the Company’s ability to effect smooth succession planning at its firms.

Source:  National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-1039

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited-in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Commissions and fees	$224,198	$287,457	$441,179	$573,853

Cost of services:
Commissions and fees	62,474	93,991	124,875	190,271
Operating expenses (1)	91,250	100,358	186,441	204,197
Management fees	29,954	40,818	52,461	77,587
Total cost of services	183,678	235,167	363,777	472,055
Gross margin	40,520	52,290	77,402	101,798

Corporate and other expenses:
General and administrative	12,221	16,180	24,854	32,363
Amortization of intangibles	9,176	9,665	18,770	19,416
Impairment of goodwill and intangible assets	2,895	2,848	610,232	5,028
Depreciation	3,485	3,155	7,024	6,209
(Gain) loss on sale of subsidiaries	(1,279)	(463)	(662)	(7,087)
Total corporate and other expenses	26,498	31,385	660,218	55,929
Income (loss) from operations	14,022	20,905	(582,816)	45,869

Net interest and other (2)	2,044	(4,030)	(1,447)	(8,054)
Income (loss) before income taxes	16,066	16,875	(584,263)	37,815

Income tax expense (benefit) (2)	6,044	7,989	(78,486)	20,398
Net income (loss) (2)	$10,022	$8,886	$(505,777)	$17,417

Earnings (loss) per share (2):
Basic	$0.24	$0.22	$(12.48)	$0.44
Diluted	$0.23	$0.22	$(12.48)	$0.42

Weighted average shares outstanding:
Basic	41,144	39,562	40,541	39,501
Diluted	42,833	41,004	40,541	41,092

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)

Prior periods presented have been retrospectively adjusted for the adoption of FASB Staff Position APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1") on January 1, 2009.

 CALCULATION OF GROSS MARGIN

(Unaudited-in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$224,198	$287,457	$441,179	$573,853
Cost of services:
Commissions and fees	62,474	93,991	124,875	190,271
Operating expenses (1)	91,250	100,358	186,441	204,197
Gross margin before management fees	70,474	93,108	129,863	179,385
Management fees	29,954	40,818	52,461	77,587
Gross margin	$40,520	$52,290	$77,402	$101,798
Gross margin as a percentage of revenue	18.1%	18.2%	17.5%	17.7%
Gross margin before management fees as a percentage of revenue	31.4%	32.4%	29.4%	31.3%
Management fees, as a percentage of gross margin before management fees	42.5%	43.8%	40.4%	43.3%

RECONCILIATION OF NET INCOME TO CASH EARNINGS
(Unaudited-in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
GAAP net income (loss) (2)	$10,022	$8,886	$(505,777)	$17,417
Amortization of intangibles	9,177	9,665	18,770	19,416
Depreciation	3,484	3,155	7,024	6,209
Impairment of goodwill and intangible assets	2,895	2,848	610,232	5,028
Tax benefit of impairment of goodwill and intangible assets	(902)	(937)	(89,048)	(1,789)
Non-cash interest, net of tax (2)	1,732	1,514	3,289	2,988
Cash earnings (3)	$26,408	$25,131	$44,490	$49,269

GAAP net income (loss) per share – diluted (2)	$0.23	$0.22	$(12.48)	$0.42
Amortization of intangibles	0.21	0.24	0.45	0.47
Depreciation	0.08	0.08	0.17	0.15
Impairment of goodwill and intangible assets	0.07	0.07	14.56	0.12
Tax benefit of impairment of goodwill and intangible assets	(0.02)	(0.02)	(2.13)	(0.04)
Non–cash interest, net of tax (2)	0.04	0.04	0.08	0.07
Impact of diluted shares on cash earnings not reflected in GAAP net loss per share - diluted (4)	—	—	0.40	—
Cash earnings per share – diluted (5)	$0.62	$0.61	$1.06	$1.20

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Prior periods presented have been retrospectively adjusted for the adoption of FSP APB 14-1 on January 1, 2009.
(3)

Cash earnings is a non-GAAP measure, which the Company defines as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense.

(4)

For periods where the Company generated a GAAP net loss, weighted average common shares outstanding - diluted was used to calculate cash earnings per share - diluted only. To calculate GAAP net loss per share, weighted average common shares outstanding - diluted is the same as weighted average common shares outstanding - basic due to the antidilutive effects of other items caused by a GAAP net loss position.

(5)	The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted, due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited-in thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$49,822	$48,621
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	79,258	75,109
Commissions, fees and premiums receivable, net	104,049	140,758
Due from principals and/or certain entities they own	21,334	16,329
Notes receivable, net	7,860	6,496
Deferred tax assets	8,926	9,435
Other current assets	18,897	19,284
Total current assets	290,146	316,032
Property and equipment, net	46,107	51,683
Deferred tax assets (1)	109,983	24,889
Intangibles, net	410,789	462,123
Goodwill, net	57,914	635,693
Notes receivable, net	32,191	23,683
Other non-current assets (1)	30,078	28,018
Total assets (1)	$977,208	$1,542,121

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$81,126	$73,159
Borrowings	115,000	148,000
Income taxes payable (1)	—	11
Deferred tax liabilities	7	—
Due to principals and/or certain entities they own	17,000	38,791
Accounts payable	18,369	28,513
Accrued liabilities	47,127	54,380
Total current liabilities (1)	278,629	342,854
Deferred tax liabilities (1)	115,977	119,400
Convertible senior notes (1)	198,984	193,475
Other non-current liabilities	61,427	62,874
Total liabilities (1)	655,017	718,603

STOCKHOLDERS’ EQUITY
Preferred stock at par value	—	—
Common stock at par value	4,409	4,388
Additional paid-in capital (1)	872,031	881,458
Retained (deficit) earnings (1)	(440,230)	97,178
Accumulated other comprehensive income	98	(50)
Treasury stock	(114,117)	(159,456)
Total stockholders’ equity (1)	322,191	823,518
Total liabilities and stockholders’ equity (1)	$977,208	$1,542,121

(1)	Prior periods presented have been retrospectively adjusted for the adoption of FSP APB 14-1 on January 1, 2009.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited-in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash flow from operating activities
Net income (loss) (1)	$10,022	$8,886	$(505,777)	$17,417
Adjustments to reconcile to net cash provided by (used in) operating activities:
Deferred taxes	(58)	266	(88,106)	414
Stock-based compensation	2,499	3,539	4,987	6,742
Impairment of goodwill and intangible assets	2,895	2,848	610,232	5,028
Amortization of intangibles	9,176	9,665	18,770	19,416
Depreciation	3,485	3,155	7,024	6,209
Accretion of senior convertible notes discount (1)	2,784	2,610	5,509	5,167
Gain on sale of subsidiaries	(1,279)	(463)	(662)	(7,087)
(Increase) decrease in operating assets:
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	(7,937)	(960)	(4,149)	2,114
Commissions, fees and premiums receivable, net	3,436	12,344	35,073	38,124
Due from principals and/or certain entities they own	(6,312)	(8,536)	(5,005)	(8,715)
Notes receivable, net - current	(113)	(388)	(1,364)	(953)
Other current assets (1)	(869)	(6,249)	420	(6,444)
Notes receivable, net - non-current	2,968	(717)	(3,987)	(8,472)
Other non-current assets (1)	(777)	1,500	(1,132)	(14,156)
Increase (decrease) in operating liabilities:
Premiums payable to insurance carriers	9,004	6,119	7,967	875
Income taxes payable (1)	(1,231)	(2,843)	(11)	(1,830)
Due to principals and/or certain entities they own	7,118	8,828	(22,098)	(42,464)
Accounts payable	(5,524)	(2,057)	(10,163)	(11,486)
Accrued liabilities	6,751	8,626	(9,556)	(20,554)
Other non-current liabilities (1)	(1,899)	950	(5,399)	8,967
Total adjustments	24,117	38,237	538,350	(29,105)
Net cash provided by (used in) operating activities	34,139	47,123	32,573	(11,688)
Cash flow from investing activities:
Proceeds from disposal of subsidiaries	6,962	405	9,062	21,283
Purchases of property and equipment, net	(1,538)	(11,876)	(3,142)	(24,883)
Payments for acquired firms, net of cash, and contingent consideration	1,278	(10,739)	(979)	(40,793)
Net cash provided by (used in) investing activities	6,702	(22,210)	4,941	(44,393)
Cash flow from financing activities:
Repayments of borrowings	(33,000)	(31,000)	(33,000)	(85,000)
Proceeds from borrowings	—	26,000	—	128,000
Proceeds from stock-based awards, including tax benefit	(327)	604	(3,104)	3,204
Shares cancelled to pay withholding taxes	(12)	(32)	(159)	(658)
Payments for treasury stock repurchase	—	(12,593)	—	(21,921)
Dividends paid	1	(8,296)	(50)	(16,467)
Net cash (used in) provided by financing activities	(33,338)	(25,317)	(36,313)	7,158
Net increase (decrease) in cash and cash equivalents	7,503	(404)	1,201	(48,923)
Cash and cash equivalents, beginning of period	42,319	65,663	48,621	114,182
Cash and cash equivalents, end of the period	$49,822	$65,259	$49,822	$65,259

Supplemental disclosures of cash flow information
Cash paid for income taxes	$10,306	$14,517	$13,678	$22,019
Cash paid for interest	$1,411	$1,690	$3,796	$4,919

(1)	Prior periods presented have been retrospectively adjusted for the adoption of FSP APB 14-1on January 1, 2009.